Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

Four Embarcadero Center, 22nd Floor | San Francisco, CA 94111-5998

April 2, 2021

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, California 95134-1706

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Cisco Systems, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 95,975,000 shares of the Company’s common stock, par value of $0.001 (the “Shares”), issuable pursuant to the Cisco Systems, Inc. 2005 Stock Incentive Plan, as amended and restated effective as of January 25, 2021 (the “Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter. Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Plan, will be validly issued, fully paid and nonassessable. The opinions set forth in this letter are limited to the Delaware General Corporate Law, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP